EXHIBIT 99.1

The TJX Companies, Inc. Reports Third Quarter Fiscal 2005 Results

    FRAMINGHAM, Mass.--(BUSINESS WIRE)--Nov. 16, 2004--The TJX Companies, Inc. (NYSE:TJX), the leading off-price retailer of apparel and home fashions in the U.S. and worldwide, today announced sales and earnings results for the third quarter ended October 30, 2004. Net sales for the third quarter were $3.8 billion, a 13% increase over last year, with consolidated comparable store sales increasing 4% over the prior year. Net income was $201 million and diluted earnings per share were $.41, a 14% increase over last year's results.
    For the first nine months of fiscal 2005, net sales were $10.6 billion, up 15% over last year, and year-to-date consolidated comparable store sales increased 5% over last year. Net income was $487 million, and diluted earnings per share were $.98, up 21% over last year.
    Edmond English, President and Chief Executive Officer of The TJX Companies, Inc., commented, "We are pleased with our third quarter performance, with a comparable store sales increase and bottom-line results in line with our expectations. Further, we achieved this growth over significant growth last year in the third quarter. Our very strong October, when customers responded to seasonably cool weather and an exciting fashion offering, helped us achieve our goals.
    "At The Marmaxx Group, the combination of T.J. Maxx and Marshalls, third quarter sales increased 5% over last year and comparable store sales increased 2%. Segment profit increased 7% to $284 million and segment profit margin was 10.6%, both over strong performance last year and well above plan. Sales of women's apparel were strong during the quarter. We are delighted with the continued strength of our expanded jewelry/accessories and footwear departments at T.J. Maxx and Marshalls, respectively, which substantially benefited our business. By the end of the quarter, we had a total of 292 expanded jewelry/accessories departments at T.J. Maxx, which we believe will continue to benefit us in the fourth quarter, and 61 expanded footwear departments at Marshalls. Inventories are in great shape and we are in an excellent position to flow fresh, exciting gift assortments in apparel and non-apparel categories at compelling values to our stores right up until the holidays."
    English continued, "HomeGoods' third quarter sales increased 13%, while comparable store sales decreased 1%. Segment profit of $12 million was below last year and our expectations. We continue to refine the merchandise mix and work on improving performance at HomeGoods. For the holidays, we are flowing fresh, decorative and gift merchandise to our stores, offering great values on a unique and rapidly changing assortment of home fashions.
    "At our Canadian divisions, Winners and HomeSense, third quarter sales increased 23% above last year and comparable store sales increased 10% in U.S. dollars. In local currency, which we believe more meaningfully reflects our operating performance, comparable store sales increased 4%, which was close to plan and over a solid 6% increase last year. Winners' segment profit for the quarter was $39 million, up 7% over last year, but below our expectations. We remain pleased with our HomeSense concept, as this young business expands its market presence in Canada.
    "At T.K. Maxx, in the U.K. and Ireland, third quarter sales increased 38% and comparable store sales increased 15% in U.S. dollars. In local currency, T.K. Maxx's comparable store sales increased 4%, which was below our expectations, but over a very strong 8% increase the prior year. We are pleased with the broad-based strength across the majority of our merchandise classifications. Segment profit for the quarter was $30 million, a 70% increase over the prior year, and segment profit margin was 8.9%, well above last year. Overall, we continue to be pleased with the growth of our T.K. Maxx concept in the U.K. and Ireland."
    English continued, "A.J. Wright posted a 25% increase in sales in the third quarter and an in-line comparable store sales increase of 3% over a very strong 14% increase last year. In August, sales were soft, primarily because of economic factors that affected A.J. Wright's price-sensitive customer base and caused bottom-line results for the quarter to come in below our expectations and last year. As the quarter progressed, comparable store sales improved significantly, as this division did an excellent job of repositioning its mix to offer great fashion at the right price for its customer base. We continue to be excited about the growth potential for this concept, as we expand into new markets across the country.
    "At Bob's Stores, which we acquired in December 2003, total sales were $81 million, which was essentially in line with plan, and bottom-line results were slightly better than we had expected. Bob's Stores benefited from strong sales of licensed team apparel on the heels of the Red Sox' World Series win. Early reads from the two stores opened this fall are very positive. We look forward to the holiday selling season at Bob's Stores as a gift destination for family, casual apparel and team gear."
    English continued, "We continue to generate significant returns on investment, which gives us the ability to grow our store base and the infrastructure to support it, while simultaneously pursuing our sizable share repurchase program and maintaining our strong financial position. During the third quarter, we spent a total of $172 million, which was more than we had planned, retiring 7.9 million shares of TJX stock."
    English concluded, "As we enter the fourth quarter, we look forward to the opportunities we have in the holiday selling season at all of our divisions. In particular, our Marmaxx jewelry/accessories departments, which are important categories in the fourth quarter, continue to be very strong. Our new e-commerce websites are up and running for the holiday season, giving our customers another channel through which to shop T.J. Maxx and HomeGoods. Additionally, at A.J. Wright, we have year-over-year opportunities in expanded gift assortments for the entire family, including toys and games. Finally, we will continue flowing fresh, exciting gift assortments throughout our off-price chains at great values throughout the holiday season, a successful strategy that we believe will work very well for us again this year."
    The TJX Companies, Inc. is the leading off-price retailer of apparel and home fashions in the U.S. and worldwide. The Company operates 767 T.J. Maxx, 695 Marshalls, 206 HomeGoods and 121 A.J. Wright stores, as well as 33 Bob's Stores, in the United States. In Canada, the Company operates 167 Winners and 39 HomeSense stores, and in Europe, 160 T.K. Maxx stores. TJX's press releases and financial information are also available on the Internet at www.tjx.com.
    At 11:00 a.m. ET today, Edmond English, President and Chief Executive Officer of The TJX Companies, Inc., will hold a conference call with stock analysts to discuss the Company's fiscal 2005 third quarter results, operations and business trends. The call will be webcast simultaneously at www.tjx.com. A replay of the call will also be available by dialing 800-216-3087 through Tuesday, November 23, 2004. Additionally, the Company expects to release its November 2004 sales on Thursday, December 2, 2004, at approximately 8:15 a.m. ET. Concurrent with that press release, a recorded message with more detailed information regarding TJX's November sales results, operations and business trends will be available via the Internet at www.tjx.com, or by calling (703) 736-7248 through Thursday, December 9, 2004. Archived versions of the Company's recorded messages and conference calls are available at www.tjx.com after they are no longer available by telephone.

    SAFE HARBOR STATEMENTS UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Various statements made in this release are forward-looking and involve a number of risks and uncertainties. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements. The following are some of the factors that could cause actual results to differ materially from the forward-looking statements: our ability to continue successful expansion of our store base; risks of expansion; our ability to successfully implement our opportunistic inventory strategies and to effectively manage our inventories; consumer confidence, demand, spending habits and buying preferences; effects of unseasonable weather; competitive factors; factors affecting availability of store and distribution center locations on suitable terms; factors affecting our recruitment and employment of associates; factors affecting expenses; success of our acquisition and divestiture activities; our ability to successfully implement technologies and systems; our ability to continue to generate adequate cash flows; general economic conditions; potential disruptions due to wars, natural disasters and other events beyond our control; changes in currency and exchange rates; import risks; adverse outcomes for any significant litigation; changes in laws and regulations and accounting rules and principles; and other factors that may be described in our filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized.




         THE TJX COMPANIES, INC. AND CONSOLIDATED SUBSIDIARIES
                           FINANCIAL SUMMARY
                              (Unaudited)
            (Dollars In Thousands Except Per Share Amounts)

                                               Thirteen Weeks Ended
                                            -------------------------
                                            October 30,   October 25,
                                                   2004          2003
                                            -----------   -----------
Net sales                                    $3,817,350    $3,387,452

Cost of sales, including buying and
 occupancy costs                              2,857,105     2,528,049
Selling, general and administrative
 expenses                                       625,987       552,142
Interest expense, net                             7,134         7,230
                                             ----------    ----------

Income before provision for income taxes        327,124       300,031
Provision for income taxes                      126,269       117,198
                                             ----------    ----------

Net income                                   $  200,855    $  182,833
                                             ==========    ==========

Diluted earnings per share:
  Net income                                 $      .41    $      .36

Cash dividends declared per share            $     .045    $     .035

Weighted average shares for diluted
  earnings per share computation            490,014,852   511,062,352



         THE TJX COMPANIES, INC. AND CONSOLIDATED SUBSIDIARIES
                           FINANCIAL SUMMARY
                              (Unaudited)
            (Dollars In Thousands Except Per Share Amounts)

                                            Thirty-Nine Weeks Ended
                                          ---------------------------
                                          October 30,     October 25,
                                                 2004            2003
                                          -----------      ----------
Net sales                                 $10,584,374      $9,222,341

Cost of sales, including buying and
 occupancy costs                            8,004,658       6,968,737
Selling, general and administrative
 expenses                                   1,764,212       1,545,851
Interest expense, net                          20,710          21,436
                                          -----------      ----------

Income before provision for income taxes      794,794         686,317
Provision for income taxes                    307,585         266,691
                                          -----------      ----------

Net income                                $   487,209      $  419,626
                                          ===========      ==========

Diluted earnings per share:
  Net income                              $       .98      $      .81

Cash dividends declared per share         $      .135      $     .105

Weighted average shares for diluted
  earnings per share computation          498,063,292     515,153,194



         THE TJX COMPANIES, INC. AND CONSOLIDATED SUBSIDIARIES
                       CONDENSED BALANCE SHEETS
                              (Unaudited)
                             (In Millions)

                                              October 30,  October 25,
                                                     2004         2003
                                              -----------  -----------
ASSETS
Current assets:
  Cash and cash equivalents                      $  143.4     $   87.6
  Accounts receivable and other current assets      338.5        256.0
  Merchandise inventories                         2,785.4      2,242.9
                                                 --------     --------

     Total current assets                         3,267.3      2,586.5
                                                 --------     --------

Property and capital leases, net of depreciation  1,739.0      1,569.8
Other assets                                        111.9        112.5
Goodwill and tradename, net of amortization         183.6        179.4
                                                 --------     --------

     TOTAL ASSETS                                $5,301.8     $4,448.2
                                                 ========     ========


LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current installments of long-term debt         $  100.0     $    5.0
  Accounts payable                                1,578.0      1,156.5
  Accrued expenses and other current liabilities    921.7        739.9
                                                 --------     --------

     Total current liabilities                    2,599.7      1,901.4
                                                 --------     --------

Other long-term liabilities                         403.6        369.1
Non-current deferred income taxes, net              176.3         90.4
Long-term debt                                      571.7        662.0

Shareholders' equity                              1,550.5      1,425.3
                                                 --------     --------

     TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY  $5,301.8     $4,448.2
                                                 ========     ========


         THE TJX COMPANIES, INC. AND CONSOLIDATED SUBSIDIARIES
                  CONDENSED STATEMENTS OF CASH FLOWS
                              (Unaudited)
                             (In Millions)

                                              Thirty-Nine Weeks Ended
                                              -----------------------
                                              October 30, October 25,
                                                     2004        2003
                                              ----------- -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                      $ 487.2     $ 419.6
  Depreciation and amortization                     205.1       171.1
  Deferred income tax provision                      54.6        48.1
  (Increase) in accounts receivable and other
   current assets                                   (75.5)      (61.5)
  (Increase) in merchandise inventories            (822.5)     (651.8)
  Increase in accounts payable                      606.7       323.2
  Increase in accrued expenses and other
   liabilities                                      201.1        37.1
  Other, net                                         37.9        43.3
                                                  -------     -------

Net cash provided by operating activities           694.6       329.1
                                                  -------     -------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Property additions                               (286.4)     (311.3)
  Other                                                .5          .4
                                                  -------     -------

Net cash (used in) investing activities            (285.9)     (310.9)
                                                  -------     -------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Principal payments on long-term debt               (5.0)      (15.0)
  Payments for repurchase of common stock          (490.9)     (390.0)
  Cash dividends paid                               (61.7)      (51.3)
  Other                                              47.4        31.7
                                                  -------     -------

Net cash (used in) financing activities            (510.2)     (424.6)
                                                  -------     -------

Effect of exchange rate changes on cash              (1.5)        1.7
                                                  -------     -------

Net (decrease) in cash and cash equivalents        (103.0)     (404.7)
Cash and cash equivalents at beginning of year      246.4       492.3
                                                  -------     -------

Cash and cash equivalents at end of period        $ 143.4     $  87.6
                                                  =======     =======


         THE TJX COMPANIES, INC. AND CONSOLIDATED SUBSIDIARIES
            SELECTED INFORMATION BY MAJOR BUSINESS SEGMENT
                             (Unaudited)
                            (In Thousands)

                                               Thirteen Weeks Ended
                                            -------------------------
                                            October 30,   October 25,
                                                   2004          2003
                                            -----------   -----------
Net sales:
  Marmaxx                                    $2,671,889    $2,537,299
  Winners and HomeSense                         351,347       284,570
  T.K. Maxx                                     335,828       243,296
  HomeGoods                                     248,738       219,232
  A.J. Wright                                   128,688       103,055
  Bob's Stores                                   80,860             -
                                             ----------    ----------
                                             $3,817,350    $3,387,452
                                             ==========    ==========
Segment profit or (loss):
  Marmaxx                                    $  284,329    $  264,878
  Winners and HomeSense                          39,002        36,295
  T.K. Maxx                                      29,828        17,507
  HomeGoods                                      11,753        16,438
  A.J. Wright                                    (5,773)       (1,913)
  Bob's Stores                                   (2,392)            -
                                             ----------    ----------
                                                356,747       333,205

General corporate expense                        22,489        25,944
Interest expense, net                             7,134         7,230
                                             ----------    ----------

Income before provision for income taxes     $  327,124    $  300,031
                                             ==========    ==========

Stores in operation:
  T.J. Maxx                                         767           744
  Marshalls                                         695           664
  Winners                                           167           159
  HomeGoods                                         206           175
  T.K. Maxx                                         160           143
  A.J. Wright                                       121            95
  HomeSense                                          39            24
  Bob's Stores                                       33             -
                                                  -----         -----
     Total                                        2,188         2,004
                                                  =====         =====


         THE TJX COMPANIES, INC. AND CONSOLIDATED SUBSIDIARIES
            SELECTED INFORMATION BY MAJOR BUSINESS SEGMENT
                             (Unaudited)
                            (In Thousands)

                                             Thirty-Nine Weeks Ended
                                            -------------------------
                                            October 30,   October 25,
                                                   2004          2003
                                            -----------   -----------
Net sales:
  Marmaxx                                   $ 7,535,275    $6,988,848
  Winners and HomeSense                         913,538       732,147
  T.K. Maxx                                     874,501       630,470
  HomeGoods                                     697,249       589,269
  A.J. Wright                                   357,796       281,607
  Bob's Stores                                  206,015             -
                                            -----------    ----------
                                            $10,584,374    $9,222,341
                                            ===========    ==========
Segment profit or (loss):
  Marmaxx                                   $   758,825    $  650,563
  Winners and HomeSense                          84,496        66,226
  T.K. Maxx                                      41,304        26,607
  HomeGoods                                      16,288        27,084
  A.J. Wright                                   (11,965)       (2,419)
  Bob's Stores                                   (9,373)            -
                                            -----------    ----------
                                                879,575       768,061

General corporate expense                        64,071        60,308
Interest expense, net                            20,710        21,436
                                            -----------    ----------

Income before provision for income taxes    $   794,794    $  686,317
                                            ===========    ==========
Stores in operation:
  T.J. Maxx                                         767           744
  Marshalls                                         695           664
  Winners                                           167           159
  HomeGoods                                         206           175
  T.K. Maxx                                         160           143
  A.J. Wright                                       121            95
  HomeSense                                          39            24
  Bob's Stores                                       33             -
                                                  -----         -----
     Total                                        2,188         2,004
                                                  =====         =====


The TJX Companies, Inc.                          Notes To Consolidated
and Consolidated Subsidiaries           Condensed Financial Statements

1. During the nine months ended October 30, 2004, TJX repurchased 20.8 million shares at a cost of $480.5 million. During the third quarter ended October 30, 2004, TJX repurchased 7.9 million shares of its common stock, at a cost of $172.0 million. Through October 30, 2004, under its current $1 billion multi-year stock repurchase program, TJX has repurchased 13.3 million shares at a cost of $299.2 million.

2. Effective with the third quarter ended October 30, 2004, TJX has begun to accrue for inventory purchase obligations at the time the inventory is shipped rather than when received and accepted by the Company. As a result, TJX has recorded an increase to merchandise inventory on its balance sheet as of October 30, 2004, currently estimated at $210 million, to reflect this in-transit inventory, as well as an equivalent increase to accounts payable at that date. TJX is in the process of verifying the increase to inventory and accounts payable at October 30, 2004 and evaluating whether similar changes to balance sheets for prior periods will be required. This accrual for inventory in transit affects only the reported levels of inventory and accounts payable on the balance sheet, and has no impact on TJX's operating results, cash flows, liquidity or shareholders' equity.

3. Certain amounts in the prior period's financial statements have been reclassified to be consistent with the current year's presentation.



    CONTACT: The TJX Companies, Inc.
             Sherry Lang, Vice President
             Investor and Public Relations
             (508) 390-2323